UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT TO
 SECTION 13 OR 15(d) OF THE
 SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported: March 25, 2019

Reliant Bancorp, Inc.
 (Exact Name of Registrant as Specified in its Charter)

Tennessee	001-37391	37-1641316
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1736 Carothers Parkway, Suite 100 Brentwood, Tennessee	37027
(Address of Principal Executive Offices)	(Zip Code)

(615) 221-2020

(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 29, 2019, Reliant Bancorp, Inc. (“Reliant Bancorp”) announced the appointment of David A. Kowalski as Senior Vice President, Chief Accounting Officer and Controller of Reliant Bancorp and its wholly owned subsidiary, Reliant Bank.

Reliant Bancorp and Reliant Bank have entered into an employment agreement with Mr. Kowalski, which was effective March 25, 2019. Mr. Kowalski’s employment agreement has a one-year term and renews annually thereafter for additional, consecutive one-year terms, unless terminated in advance of any such renewal by Reliant Bancorp and Reliant Bank (together, “Reliant”) or Mr. Kowalski. Pursuant to the terms of the employment agreement, Mr. Kowalski will receive an initial annual base salary of $180,000 and will be eligible to receive annual incentive compensation as determined by, and based on performance measures established by, the board of directors of Reliant Bancorp.

If Mr. Kowalski’s employment is terminated by Reliant without cause (as defined in the employment agreement) or by Mr. Kowalski for good reason (as defined in the employment agreement), in each case during the term of the employment agreement (and not within 12 months following a change in control (as defined in the employment agreement)), he will be entitled to severance benefits in an amount equal to one times his then-current annual base salary, payable in equal installments over a 12-month period immediately following termination, and Reliant will pay for health insurance continuation coverage for Mr. Kowalski and his dependents for up to 12 months.

Similarly, if within 12 months following a change in control Mr. Kowalski’s employment is terminated by Reliant (or its successor) without cause or by Mr. Kowalski for good reason, Mr. Kowalski will be entitled to severance benefits in an amount equal to one times his then-current annual base salary, payable in equal installments over the course of the 12-month period immediately following termination, and Reliant (or its successor) will pay for health insurance continuation coverage for Mr. Kowalski and his dependents for up to 12 months.

Mr. Kowalski’s employment agreement contains covenants relating to his non-solicitation of customers and employees, and restricting his ability to be affiliated with any person or group of persons proposing to establish a new bank or other financial institution, which apply for 12 months following the termination of Mr. Kowalski’s employment. Additionally, his employment agreement provides that he is entitled to certain perquisites and employee benefits generally made available to similarly situated Reliant employees.

The foregoing description of Mr. Kowalski’s employment agreement does not purport to be complete and is qualified in its entirety by reference to the employment agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Mr. Kowalski, age 49, is a Certified Public Accountant and Certified Financial Services Auditor. He most recently served as Director of Financial Operations at Franklin Synergy Bank (Franklin, Tennessee). Previously, he served as Chief Financial Officer of Alternative Capital Funding Solutions (Franklin, Tennessee), Chief Financial Officer for a Nashville, Tennessee residential real estate development company, Chief Accounting Officer and Corporate Controller of Avenue Bank (Nashville, Tennessee), and Senior Vice President, Finance and Accounting Officer of The Citizens Bank of Logan (Logan, Ohio). Mr. Kowalski is a graduate of the University of Akron with a B.S. in Accounting and a Master of Business Administration in Finance.

In connection with his appointment, Mr. Kowalski was on March 28, 2019, granted an option to purchase 1,000 shares of Reliant Bancorp common stock at an exercise price of $22.67 per share, pursuant to an incentive stock option agreement between Mr. Kowalski and Reliant Bancorp. The option will vest in five equal installments on each of the first five anniversaries of the grant date, subject to Mr. Kowalski’s continued employment. In the event of a change in control (as defined in the Commerce Union Bancshares, Inc. 2015 Equity Incentive Plan dated June 18, 2015), the option will immediately vest to the extent not previously vested. The option will expire on March 28, 2029.

Item 8.01	Other Events.

Effective March 26, 2019, Reliant Bancorp’s board of directors amended the company’s Corporate Governance Guidelines to impose a mandatory retirement age for directors. As amended, the Corporate Governance Guidelines provide that an individual may not be appointed or nominated or re-nominated for election to the Reliant Bancorp board of directors if the individual would be age 75 or older at the time of his or her appointment or election to the board.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated March 25, 2019, by and among Reliant Bancorp, Inc., Reliant Bank, and David A. Kowalski

99.1	Press Release, dated March 29, 2019, announcing the appointment of David A. Kowalski as Senior Vice President, Chief Accounting Officer and Controller

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RELIANT BANCORP, INC.

Date: March 29, 2019	/s/ DeVan D. Ard, Jr.
DeVan D. Ard, Jr.
Chairman, President, and Chief Executive Officer